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                               EXHIBIT 11.1

              NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

                 CALCULATION OF PRIMARY EARNINGS PER SHARE
             (Amounts in thousands, except per share amounts)


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                                                            Three Months Ended
                                                                March 31,
                                                         ________________________
                                                            1994          1993
                                                         _________      _________
NET INCOME (LOSS)                                        $ (2,945)      $ (4,349)
                                                         =========      =========


COMMON STOCK:
   Shares outstanding from beginning of period             29,405         29,968

   Pro rata shares:
     Stock options exercised                                   76              2

     Assumed exercise of stock options,
       using treasury stock method                            180            238
                                                         ________       ________

     Weighted average number of shares outstanding         29,661         30,208
                                                         ========       ========


PRIMARY EARNINGS (LOSS) PER SHARE                           $(.10)         $(.14)
                                                            ======         ======

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